UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

CHARYS HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-18292	54-2152284
(Commission File Number)	(IRS Employer Identification No.)

1117 Perimeter Center West, Suite N415	30338
Atlanta, Georgia	(Zip Code)
(principal executive offices)

(678) 443-2300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.01	Changes in Registrant’s Certifying Accountant.

On November 28, 2007, Miller Ray Houser & Stewart LLP (“Miller Ray”) resigned as independent auditor of Charys Holding Company, Inc. (the “Registrant”).

Regulation S-K Item 304(a)(1)(v) is not applicable to this Report.

There were no disagreements between the Registrant and Miller Ray on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The board of directors of the Registrant discussed the desire to resign with Miller Ray and reluctantly accept such resignation.

On November 29, 2007, the Registrant engaged De Joya Griffith & Company, LLC (“De Joya Griffith”) as the Registrant’s successor independent auditor.  The Registrant has not consulted De Joya Griffith regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant’s financial statements.  Consequently, no written or oral advice was provided by De Joya Griffith that was an important factor considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue.

The Registrant has requested that De Joya Griffith review the disclosure required by this Item before this Report is filed with the Commission.  The Registrant has provided De Joya Griffith the opportunity to furnish the Registrant with a letter addressed to the Commission containing any new information, clarification of the Registrant’s expression of its views, or the respects in which it does not agree with the statements made in response to this Item.  No such letter has been provided by De Joya Griffith.

The Registrant has authorized Miller Ray, as the former accountant, to respond fully to the inquiries of De Joya Griffith, the successor accountant, concerning any subject.

The Registrant has provided Miller Ray with a copy of the disclosures it is making in response to this Item.  The Registrant has requested Miller Ray to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant and, if not, stating the respects in which it does not agree.  The Registrant has filed the letter furnished by Miller Ray as an exhibit to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
16.0	Letter from Miller Ray Houser & Stewart LLP with respect to the disclosures contained in this Current Report, dated December 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2007	CHARYS HOLDING REGISTRANT, INC.

	By	/s/ Billy V. Ray, Jr.
Billy V. Ray, Jr., Chief Executive Officer

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